Exhibit 4.1

AMENDMENT NO. 1 TO

PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT NO. 1 TO PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of September 22, 2004, among Airspan Networks, Inc., a Washington corporation (the “Company”), and Oak Investment Partners XI, Limited Partnership, a Delaware Limited Partnership (the “Purchaser”).

R E C I T A L S:

A. WHEREAS, the Company and the Purchaser entered into a Preferred Stock Purchase Agreement dated as of September 10, 2004;

B. WHEREAS, pursuant to the terms of the Preferred Stock Purchase Agreement, on September 13, 2004 the Company issued and sold to the Purchaser, an aggregate of 73,000 shares of a newly designated class of the Company’s preferred stock, par value U.S.$0.0001 per share (“Preferred Stock”), entitled Series A Preferred Stock (the “Series A Preferred Stock”), at a per share price of $400.00 and having an total aggregate purchase price of $29,200,000;

C. WHEREAS, the Company has previously filed Articles of Amendment to its Articles of Incorporation with the Secretary of State of the State of Washington setting forth the rights, preferences and privileges of the Series A Preferred Stock (the “Certificate of Designation”);

D. WHEREAS, certain terms and provisions of the Preferred Stock Purchase Agreement relate to the Company’s and the Purchaser’s rights and duties subsequent to the sale of the Preferred Stock;

E. WHEREAS, the Company and the Purchaser desire to amend and clarify their agreement with respect to the Purchaser’s and subsequent Series A Preferred Stock holders’ rights to vote the Series A Preferred Stock.

A G R E E M E N T:

In consideration of the foregoing premises and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. The Company and the Purchaser agree to amend and restate in their entirety the sections and/or subsections of the Preferred Stock Purchase Agreement that appear below:

6.2 Transfer of Securities. Each holder of the Offered Securities and each Holder, severally and not jointly, agrees that it will not effect any disposition of the Offered Securities or Registrable Securities that would constitute a sale within the meaning of the Securities Act, unless:

PREFERRED STOCK PURCHASE AGREEMENT

(a) (i) pursuant to a Registration Statement(s) then in effect covering such disposition, if such disposition is made in accordance with such Registration Statement(s); or (ii) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a reasonably detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, or other evidence, reasonably satisfactory to the Company, that such disposition will not require registration of such Registrable Securities under the Securities Act; and

(b) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities that are intended to be transferred or assigned and (y) the transferee or assignee of such rights delivers to the Company, in a form reasonably acceptable to the Company, an agreement evidencing the assumption of all of the rights and obligations of such Holder under this Agreement, including the obligations set forth in Section 8.3, if applicable to the transferred Registrable Securities, and Section 8.2; provided, it is agreed that this Section 6.2(b) will not apply to dispositions of Registrable Securities pursuant to and in accordance with a Registration Statement(s) (or other registration statement declared effective under the Securities Act) or dispositions of Registrable Securities pursuant to and in compliance with Rule 144.

6.3 Legends. Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the legend described in the Articles of Incorporation. Each certificate representing the Series A Preferred Stock shall be stamped or otherwise imprinted with: (a) a legend substantially similar to the legend described in the Articles of Incorporation; and (b) a legend that is substantially similar to the following:

THE SECURITIES REPRESENTED HEREBY ARE THE SUBJECT OF A VOTING AGREEMENT BETWEEN THE ISSUER AND THE HOLDER OF THESE SECURITIES AND THESE SECURITIES MAY NOT BE TRANSFERRED OR ASSIGNED UNLESS THE ISSUER SHALL HAVE RECEIVED FROM THE PROPOSED ASSIGNEE OR TRANSFEREE AN AGREEMENT, IN A FORM REASONABLY ACCEPTABLE TO THE ISSUER, EVIDENCING THE ASSUMPTION OF ALL THE RIGHTS AND OBLIGATIONS OF A HOLDER UNDER AMENDMENT NO. 1 TO THE PREFERRED STOCK PURCHASE AGREEMENT.

6.11 Restrictions on Transfer of Section 6 Rights and Obligations. In addition to the requirements of Section 6.2 hereof, the rights and obligations of a Holder under this Section 6 may be transferred or assigned by a Holder only (i) to a transferee or assignee of not less than 1,000,000 Registrable Securities (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) or (ii) by a Holder (A) that is a partnership to its partners or former partners in accordance with partnership interests, (B) that is a limited liability company to its

PREFERRED STOCK PURCHASE AGREEMENT

members or former members in accordance with their interest in the limited liability company, (C) that is a corporation to its majority owned subsidiaries or affiliates or (D) that is an individual to the Holder’s family member or trust for the benefit of Holder or his or her family members or an entity whose equity owners consist solely of the Holder and his or her family members; provided that in all instances (x) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the Registrable Securities that are intended to be transferred or assigned and (y) the transferee or assignee of such rights delivers to the Company, in a form reasonably acceptable to the Company, an agreement evidencing the assumption of all of the rights and obligations of such Holder under this Agreement, including the obligations set forth in Section 8.3, if applicable to the transferred Registrable Securities, and Section 8.2, Section 17 and Section 18.

2. The Company and the Purchaser hereby agree to amend the Preferred Stock Purchase Agreement to include a new Section 17 and a new Section 18, which will read in their entirety as follows.

Section 17. Voting Rights.

The Company, the Purchaser and each subsequent holder of the Series A Preferred Stock hereby agrees to enter into a voting agreement with respect to the voting of the Series A Preferred Stock.

(a) The Certificate of Designation currently provides, among other things: Holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Corporation’s Common Stock, including with respect to the election of directors of the Corporation, on an as is if converted basis based on the Conversion Rate in effect on the record date of such vote.

(b) Notwithstanding the provisions of the Certificate of Designation set forth above, The Company, the Purchaser and each subsequent holder of the Series A Preferred Stock hereby agree that the holders of Series A Preferred Stock:

(i) may only vote, in the manner elected by the holders of the Series A Preferred Stock, on an as is if converted basis based upon the Voting Conversion Rate (defined below) in effect on the record date of such vote; and

(ii) shall not vote, and shall take such action as is deemed reasonable necessary to evidence its abstention from voting with respect to, such number of votes as is determined by the difference between; (a) the votes entitled to cast on an as if converted basis based on the Conversion Rate (as such term is defined in the Certificate of Designation) in effect on the record date of the vote; and (b) the votes entitled to be cast on an as is if converted basis based upon the Voting Conversion Rate (defined below) in effect on the record date of such vote.

(c) Each share of Series A Preferred Stock shall initially be entitled to cast eighty six (86) votes in accordance with Section 17(b) hereof (as adjusted from time

PREFERRED STOCK PURCHASE AGREEMENT

to time hereunder, the “Voting Conversion Rate”). The Voting Conversion Rate shall be adjusted from time to time in the same manner and under the same circumstances as the Conversion Rate is adjusted pursuant to the Certificate of Designation.

(d) The Company, the Purchaser and each holder of the Series A Preferred Stock acknowledges and agrees the provisions of Section 17 of the Agreement will not be materially amended or modified unless the NASDAQ shall have been provided notice in writing of such amendment or modification.

Section 18. Amendment of Certificate of Designation

(a) The Company, the Purchaser and each holder of the Series A Preferred Stock irrevocably commits to use their reasonable efforts to amend the Company’s Certificate of Designation (before September 1, 2005) to reduce the voting rights of the Series A Preferred Stock as described below. More specifically, the Company, the Purchaser and each holder of the Series A Preferred Stock agree, subject to the requisite approvals of the Company’s Board of Directors and holders of Common Stock, to amend and restate Section 11 of the Certificate of Designation to read in its entirety as follows (new language appears in italics) (the “Amendment”) (and each holder of Series A Preferred Stock irrevocably commits to vote in favor of the Amendment):

Holders of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the holders of the Corporation’s Common Stock, including with respect to the election of directors of the Corporation, on an as if converted basis based on the Voting Conversion Rate (defined below) in effect on the record date of such vote. Each share of Series A Preferred Stock shall initially be entitled to cast 86 votes (as adjusted from time to time hereunder, the “Voting Conversion Rate”). The Voting Conversion Rate shall be adjusted from time to time in the same manner and under the same circumstances as the Conversion Rate is adjusted. Notwithstanding the voting group rights set forth in Section 23B.11.035 of the WBCA, holders of Series A Preferred Stock will not have, by virtue of the WBCA or this Section 11, the right to vote separately as a series on any proposed plan of merger or plan of share exchange. Except as otherwise provided herein, to the maximum extent permitted by law, holders of Series A Preferred Stock will not have any rights to vote separately as a series with respect to any matter submitted to a vote of the holders of the Corporation’s outstanding securities.

(b) The Company, the Purchaser and each holder of the Series A Preferred Stock agree that if the Board of Directors of the Company determines that it does not have the unilateral right and power to amend the Certificate of Designation as described above without the consent of the holders of the Company’s Common Stock, the Company will use its reasonable efforts to, at the next regularly scheduled meeting of shareholders, seek such consent from the holders of the Company’s Common Stock. The Company will use commercially reasonable efforts to hold such meeting, and file the Amendment, before September 1, 2005

PREFERRED STOCK PURCHASE AGREEMENT

(c) The obligations of the Company, the Purchaser and the holders of the Series A Preferred Stock under this Section 18 shall terminate once all of the Series A Preferred Stock is converted into Common Stock.

3. Except as previously amended herein, the Preferred Stock Purchase Agreement shall remain in full force and effect without amendment or modification.

[Signature Page Follows]

PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Agreement is entered into by the undersigned parties as of the date first written above.

Very truly yours,

AIRSPAN NETWORKS, INC.

By:
Name:
Title:

OAK INVESTMENT PARTNERS XI, LIMITED PARTNERSHIP

Managing Member of Oak Associates XI, LLC The General Partner of Oak Investments Partners XI, Limited Partnership

PREFERRED STOCK PURCHASE AGREEMENT